Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS
We consent to the use in this Registration Statement on Form F-1/A of Mitel Networks Corporation of our report dated June 28, 2006 (October 31, 2006 as to Note 28)(which report includes an explanatory paragraph referring to our consideration of internal control over financial reporting) relating to the financial statements of Mitel Networks Corporation appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts'' in such Prospectus.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Ottawa, Canada
November 8, 2006